Exhibit 99.3

Unaudited Pro Forma Combined Condensed Financial Statements

The following unaudited pro forma combined condensed financial statements of Owens & Minor, Inc. and its wholly-owned subsidiaries (O&M or the company) are presented to illustrate the effects of the acquisition, from McKesson Medical-Surgical Inc., a wholly-owned subsidiary of McKesson Corporation, of its acute care medical and surgical supply distribution business (referred to herein as McKesson AC) on the historical operating results of O&M as if the acquisition had taken place at the beginning of the periods presented. The unaudited pro forma combined condensed statements of income show the impact of the acquisition of McKesson AC by O&M under the purchase method of accounting. Under this method of accounting, the assets acquired and liabilities assumed of McKesson AC will be recorded by O&M at their estimated fair values as of September 30, 2006, the date the acquisition was completed. A pro forma combined condensed balance sheet is not presented since the historical consolidated balance sheet of O&M, included in the company’s most recent Form 10-Q at September 30, 2006, reflects the acquisition. The unaudited pro forma combined condensed statements of income for the six months ended June 30, 2006 and the year ended December 31, 2005, were prepared assuming the acquisition was completed on January 1, 2005.

It is anticipated that the acquisition will provide O&M with financial benefits such as expense efficiencies and revenue enhancement opportunities, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial statements. The unaudited pro forma combined condensed financial statements necessarily exclude certain operating expenses and are presented for illustrative purposes only, and, therefore, do not represent the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor do they represent the results of operations in future periods. As explained in more detail in the accompanying notes to the unaudited pro forma combined condensed financial statements, the allocation of the purchase price to the assets acquired and liabilities assumed is subject to adjustment. The purchase price allocation reflected in the company’s unaudited balance sheet as of September 30, 2006, will vary from the actual purchase price allocation that will be recorded upon the completion of the acquisition and the final determination of the fair value of the assets acquired and liabilities assumed. This final determination will be made when all necessary information becomes available and management has completed its analysis.

The unaudited pro forma combined condensed financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and related notes of O&M and the historical Statements of Revenue and Direct Expenses and Statements of Net Assets to be Acquired of McKesson AC appearing elsewhere in this filing.

Owens & Minor, Inc. and Subsidiaries

Pro Forma Combined Condensed Statement of Income

Six months ended June 30, 2006

(unaudited)

(in thousands, except per share data)	O&M	McKesson AC*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,562,314	$563,926	$—		$3,126,240
Cost of revenue	2,284,895	515,894	—		2,800,789

Gross margin	277,419	48,032	—		325,451
Selling, general and administrative	205,820	60,593	—		266,413
Depreciation and amortization	11,879	1,029	53	(A)	12,961
Other operating income and expense, net	(1,932)	—	—		(1,932)

Operating earnings	61,652	(13,590)	(53)		48,009
Interest expense, net	5,403	—	3,946	(B)	9,349
Loss on early extinguishment of debt	11,411	—	—		11,411

Income before income taxes	44,838	(13,590)	(3,999)		27,249
Income tax provision	17,846	—	(6,470	)(C)	11,376

Net income	$26,992	$(13,590)	$2,471		$15,873

Net income per common share – basic	$0.68	$—	$—		$0.40
Net income per common share – diluted	$0.67	$—	$—		$0.39

*	McKesson AC amounts are for the 27-week period ended July 2, 2006.

See notes to the pro forma combined condensed financial statements.

Owens & Minor, Inc. and Subsidiaries

Pro Forma Combined Condensed Statement of Income

Year Ended December 31, 2005

(unaudited)

(in thousands, except per share data)	O&M	McKesson AC*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$4,822,414	$1,062,744	$—		$5,885,158
Cost of revenue	4,306,302	965,047	—		5,271,349

Gross margin	516,112	97,697	—		613,809
Selling, general and administrative expenses	380,506	111,525	—		492,031
Depreciation and amortization	19,252	2,288	(127	)(A)	21,413
Other operating income and expense, net	(1,078)	—	—		(1,078)

Operating earnings	117,432	(16,116)	127		101,443
Interest expense, net	11,858	—	5,453	(B)	17,311

Income before income taxes	105,574	(16,116)	(5,326)		84,132
Income tax provision	41,154	—	(7,855	)(C)	33,299

Net income	$64,420	$(16,116)	$2,529		$50,833

Net income per common share – basic	$1.63	$—	$—		$1.29
Net income per common share – diluted	$1.61	$—	$—		$1.27

*	McKesson AC amounts are for the 52-week period ended March 26, 2006.

See notes to the pro forma combined condensed financial statements.

Owens & Minor, Inc. and Subsidiaries

Notes to Pro Forma Combined Condensed Financial Statements

(unaudited)

1.	Description of Transaction and Basis of Presentation

Effective September 30, 2006, the company acquired certain assets, including inventory, fixed assets and customer contracts, and assumed certain liabilities, including lease obligations, related to the acute care medical and surgical supply distribution business of McKesson Medical-Surgical Inc., a wholly-owned subsidiary of McKesson Corporation. The purchase price as of the acquisition date was approximately $167.5 million, including cash paid of $165.3 million and $2.2 million of accrued transaction costs. The purchase price is subject to adjustment upon a final determination of the value of inventory transferred.

The unaudited pro forma combined condensed statements of income related to the acquisition are included for the six months ended June 30, 2006 and for the year ended December 31, 2005. Because McKesson AC was not operated or accounted for as a separate legal entity, the historical financial statements of McKesson AC, included in the unaudited pro forma combined condensed statements of income, are not intended to be a complete presentation of the McKesson AC’s results of operations. As such, indirect expenses, including interest income and expense, income taxes, and certain corporate overhead expense allocations have been excluded from McKesson AC’s results. The historical financial statements of McKesson AC have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of O&M.

The unaudited pro forma combined condensed statements of income include the effect of estimated adjustments to record the assets acquired and liabilities assumed of McKesson AC at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the completion of a final analysis to determine the fair values of McKesson AC’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of McKesson AC may change the amount of the purchase price allocated to goodwill and other assets or liabilities and may impact the statement of income due to adjustments to depreciation and/or amortization of adjusted assets.

A reconciliation of the excess consideration paid by O&M over the fair value of net assets acquired (“goodwill”) is as follows:

(in thousands)
Purchase price as adjusted	$164,654
Acquisition related transaction costs*	2,896

Purchase price including transaction costs	$167,550

Allocation to acquired assets and assumed liabilities
Inventories	$(121,812)
Other current assets	(442)
Property and equipment, net	(5,292)
Other liabilities assumed	4,100

Net tangible assets acquired	$(123,446)

Identifiable intangibles, principally customer contracts and relationships	$(11,026)

Excess cost of business acquired over equity in net assets	$33,078

*	Acquisition related transaction costs include O&M’s estimate of investment banking fees, legal and accounting fees and other external costs directly related to the acquisition.

2.	Pro Forma Adjustments

(A)	Adjustment to depreciation and amortization expense resulting from adjustments to property and equipment and intangible assets to reflect estimated fair value. Depreciation and amortization of assets acquired in the transaction are recognized over the remaining estimated average useful life.

(B)	Adjustment to reflect an increase in interest expense related to borrowings and a decrease in interest income due to lower cash balances resulting from cash used to fund the purchase price.

(C)	Adjustment to reflect the estimated effective tax rate applied to consolidated pro forma results.

3.	Fiscal Year

Because O&M and McKesson Medical-Surgical Inc. have different fiscal year-ends, for the purpose of the unaudited pro forma combined condensed financial statements for the year ended December 31, 2005, the McKesson AC results presented are for the fifty-two week period ended March 26, 2006. The thirteen-week period ending March 26, 2006 is included both as part of the fiscal year ended December 31, 2005 and the subsequent six-month interim period ending June 30, 2006. McKesson AC’s revenue for this period was $264.9 million while the net loss for the same period was $7.6 million.